Exhibit (a)(1)(vii)

ANNOUNCEMENT

Restricted Circulation within the Argentine Territory.

GRUPO INVERSOR PETROQUÍMICA S.L.

WST S.A.

PCT LLC

MANDATORY TENDER OFFER

OF ORDINARY CLASS B SHARES

REPRESENTING UP TO 24.5% OF THE SHARE CAPITAL OF

TRANSPORTADORA DE GAS DEL SUR. S.A.

Registered within the Mercado de Valores de Buenos Aires S.A.

The authorization for this tender offer shall be requested to the Argentine Securities Commission (Comisión Nacional de Valores, “CNV”) of the Argentine Republic, in accordance with current laws, within the next ten (10) business days; therefore, such authorization has not yet been granted. The information included in this announcement is subject to changes and modifications and it cannot be considered as final.

In compliance with what is set forth in sections 87 and subsequent ones of Securities Law No. 26,831 and Part II, Chapter II, Title III of the regulations of the CNV (General Resolution 622/13 and its amendment and supplementary regulations) (“CNV Regulations”) on mandatory tender offers due to a change of control and purchase of a significant indirect shareholding, Grupo Inversor Petroquímica S.L., WST S.A. and PCT LLC (the “Offerors”) file and launch a tender offer (the “Tender Offer”) for up to 194,651,345 ordinary Class B book-entry shares, with a par value of one Argentine Peso ($1) each and one vote per share currently issued and outstanding, representing up to 24.5% of the share capital of Transportadora de Gas del Sur S.A. (“TGS”) which are registered within the Mercado de Valores de Buenos Aires S.A. (the “Merval”). This Offer is subject to the terms and conditions described in the prospectus to be eventually issued (the “Prospectus”) and in any other document concerning the Offer.

1. Background and purpose of the Tender Offer.

Grupo Inversor Petroquímica S.L., is a limited company organized under the laws of Spain, and is registered within the Public Registry and Judicial Archive – Commerce and Mandates (Dirección de Registros Públicos y Archivo Judicial – Comercio y Mandatos), of the province of Mendoza, in the terms of section 123 of the Argentine Companies Law No. 19,550, dated September 25, 2008, under the File No. 7075 of the Companies Public Registry (Registros Públicos de Sociedades). It is domiciled at Ebro 3, Madrid, Spain and it has a branch located in Argentina, in the terms of section 123 of the Argentine Companies Law No. 19,550, at Avda. España 177, Barrio Bombal (5500), Mendoza City, Province of Mendoza, Argentine Republic.

WST S.A. is a corporation (sociedad anónima) organized under the laws of the Argentine Republic and registered within the Public Registry of Commerce, dated September 8th of 2010 under the Number 16511 of Book 50 of Stock Corporation. It is domiciled at Av. Cordoba 1561, 2nd Floor, Autonomous City of Buenos Aires, Argentine Republic.

PCT LLC, is a limited liability company (sociedad de responsabilidad limitada) organized under the laws of the state of Delaware, United States of America, whose registration within the Public Registry of Commerce, in the terms of section 123 of the Argentine Companies Law No. 19,550, is still pending. It is domiciled at 850 New Burton Road, Suite 201, Dover, Delaware, 19904, United States of America and it will have a branch located in Argentina, in the terms of section 123 of the Argentine Companies Law No. 19,550, at Av. Leandro N. Alem 882 (1001), Autonomous City of Buenos Aires, Argentine Republic.

Compañía de Inversiones de Energía S.A. (“CIESA”) is an Argentine corporation (sociedad anónima), holder of all ordinary Class A shares of TGS representing 51% of the share capital and voting rights in TGS.

The purpose of the promotion and launch of this Tender Offer is to comply with what is provided in sections 87 and subsequent ones of Securities Law No. 26,831 and in Part II, Chapter II, Title III of the CNV Regulations on mandatory tender offers due to a change of control and purchase of a “significant shareholding” prior to the purchase of indirect control of TGS.

On July 18, 2016 the Offerors accepted an offer (the “Offer”) proposed by Pampa Energía S.A., Pampa Participaciones S.A. and Pampa Inversiones S.A., as sellers, for the indirect purchase of shares and rights over the 50% of the ordinary shares of CIESA. By means of such Offer, Offerors will acquire shares and votes over the 50% of the share capital of CIESA, which would indirectly represent the equivalent of 25.5% of the share capital related to TGS. Therefore, in accordance with Section 10, Part II “Mandatory Tender Offers and Exchange” of the CNV Regulations, the Tender Offer is executed for a maximum of ordinary Class B shares representing up to 24.5% of the aggregate share capital of TGS, which would lead to, subject to the acceptance of the Tender Offer by the shareholders, a direct and indirect purchase made by the Offerors for ordinary shares representing a proportionate amount equivalent to 50% of the share capital and votes of TGS.

The governing body of the Offerors has declared that the respective companies will have enough and available funds to pay the total price offered in the Tender Offer, and has approved the promotion and launch of the Tender Offer by means of the following resolutions: (i) WST S.A., by resolution of the Board of Directors dated July 19, 2016; (ii) PCT LLC, by resolution of the Board of Directors dated July 19, 2016; and (iii) Grupo Inversor Petroquímica S.L., by resolution of the Executive Committee dated July 19, 2016.

2. Price of the Tender Offer.

The unit price to be paid for each Class B share of TGS which is filed by its holder for the purchase by the Offeror during the Offer Reception Term (as defined herein below) is Argentine Pesos 18.20 for each share (the “Offered Price”). Such price shall be paid in Argentine Pesos in Argentina within 5 (five) business days upon the termination of the Offer Reception Term. Upon the filing of an offer, each seller of shares in the Tender Offer shall identify its situation before the income tax on share purchase in accordance with the Argentine Income Tax Law amended by Law No. 26,893 enacted on September 20, 2013 in order for the applicable withholdings to be applied.

Offerors shall be provided with the opinion of two independent rating agencies regarding the Offered Price, according to what is mentioned in Section 5, Part I, Chapter II, Title III of the CNV Regulations. Such opinions filed before the CNV jointly with the Tender Offer Request shall be circulated to the investors in the CNV’s web system (Autopista de la Información Financiera) and in Merval’s ordinary systems (including the Official Gazette published in the Buenos Aires Stock Exchange).

Payment duties in connection with the Offered Price shall be eventually secured in accordance with what is established in the CNV Regulations.

3. Term and conditions for acceptance of the Tender Offer.

In accordance with the applicable regulations, the Tender Offer shall be in full force and effect during the general term of 30 business trading days (the “General Term”) and an additional term (the “Additional Term”) of 5 business trading days. The commencement date of the General Term shall be the date informed by means of announcements appearing in this means of communication once the authorization has been granted by the CNV in order to initiate the Offer Reception Term and the remaining conditions mentioned hereinabove in connection with this Tender Offer have been met. Upon the due date of the General Term, the Additional Term shall be granted and shall start from the due date of the General Term in order for those shareholders who have not accepted the Tender Offer within the General Term to do so within the Additional Term (the due date of the Additional Term shall be the “Due Date”).

Offerors may extend the General Term and/or Additional Term in accordance with the regulations in force (in which case the “Due Date” shall be the new date in which the Additional Term shall be due after the extension of the General Term and/or Additional Term). The “Offer Reception Term” is the term which starts from the effective date of the General Term to the Due Date. Upon the termination of the Additional Term (considering any extension thereof in accordance with the preceding sentence, in this case), the Tender Offer shall be due and no acceptance letters shall be received in connection with the Tender Offer.

The Tender Offer shall be voluntarily accepted by the shareholders and it shall include all Class B shares issued by TGS as of the Due Date. The Tender Offer shall be made over ordinary Class B shares of TGS for up to a maximum which represents 24.5% of the aggregate share capital of TGS. In case of the reception of new offers on higher amounts, Offerors shall not be bound to purchase the remaining shares and they may prorate the amount of the offers accepted until it is reached the total amount of shares purchased under the Tender Offer representing up to 24.5% of the share capital of TGS. The shareholders who accept the Tender Offer shall comply with the formalities described in the Prospectus in order to prove its acceptance and to carry out the filings mentioned therein.

4. Conditions of the Tender Offer.

The Tender Offer shall be irrevocable without regarding the amendment, withdrawal or termination of its effects, in the cases and in the manner established in this announcement, in the Prospectus of the Tender Offer and in the applicable regulations. However, its execution is subject, among other conditions mentioned in the Prospectus, to the fact that prior the commencement of the Offer Reception Term: (i) the final purchase of the shares and rights over the 50% indirect of the share capital of CIESA by the Offerors be executed; and (ii) the authorization of the Tender Offer be in force and be granted by the CNV in accordance with the applicable regulations, in the terms mentioned by the Offerors.

The purchase and sale of the shares and rights for the purposes herein shall be informed to the National Entity of Gas Regulation (the “ENARGAS”) and the Argentine Antitrust Commission (“CNDC”) according to the regulations in force.

5. Further information.

This announcement and the information mentioned herein are included only for information purposes and are not intended and cannot be construed as an offer to purchase shares or an invitation to transfer shares. Final terms and conditions related to the Tender Offer shall be described in the Prospectus and in any other document concerning the Tender Offer once all the necessary approvals and authorizations have been obtained, to be duly notified to the shareholders.

Date of this announcement: July 27, 2016.